Exhibit 5.2

Mohawk Industries, Inc. P.O. Box 12069 160 S. Industrial Boulevard Calhoun, Georgia 30701 United States of America

Mohawk Capital Finance S.A. 10B, rue des Mérovingiens, L-8070 Bertrange Grand Duchy of Luxembourg

Luxembourg, 1 May 2026

FW/MIVU/GIT – 025849-70018-45688973

Ladies and Gentlemen,

We have acted as legal advisors in the Grand Duchy of Luxembourg to Mohawk Capital Finance S.A., a société anonyme organized under the laws of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 217592 and having its registered office at 10B, rue des Mérovingiens, L-8070 Bertrange (the “Company”) in connection with certain Luxembourg law matters set out in a Registration Statement on Form S-3 dated 1 May 2026 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”).

The Registration Statement relates to, among other things:

(i)	the proposed public offering and sale of an indeterminate aggregate principal amount of senior debt securities and senior subordinated debt securities of the Company (the “Debt Securities”) fully and unconditionally guaranteed by Mohawk Industries, Inc. (the “Guarantor”) and subject to an indenture, as amended or supplemented from time to time, relating to the Debt Securities between the Company, the Guarantor and a trustee to be appointed by the Company; and

(ii)	the guarantee of the Debt Securities by the Guarantor.

We are furnishing this legal opinion (the “Opinion”) to you in accordance with the requirements of Item 16, Exhibit 5.2 of the Registration Statement and Item 601 (b)(5) of the Commission’s Regulation S-K.

In connection with the delivery of this Opinion, we have examined the following documents:

(i)	A scanned certified copy of the consolidated articles of association of the Company as of 1 August 2019 (the “Articles of Association”);

(ii)	A scanned copy received by e-mail on 14 April 2026 of the signed minutes dated 2 March 2026 of the meeting of the board of directors of the Company (the “Resolutions”);

(iii)	An electronic certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 30 April 2026 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company and stating that on the date preceding the date of the certificate none of the following judicial decisions has been recorded with the Luxembourg Trade and Companies’ Register with respect to the Company: (a) judgments or decisions pertaining to the commencement of bankruptcy proceedings (faillite); (b) court orders pertaining to a suspension of payment (sursis de paiement); (c) judicial decisions regarding judicial reorganisation proceedings (procédures de réorganisation judiciaire); (d) judicial decisions pronouncing its dissolution or deciding on its liquidation; (e) judicial decisions regarding the appointment of a provisional administrator (administrateur provisoire); (f) judicial decisions taken by foreign judicial authorities concerning bankruptcy, voluntary arrangements or any analogous proceedings in accordance with the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Insolvency Regulation”); (g) judicial decisions reclassifying administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures, or (h) decisions by the manager of the Luxembourg Trade and Companies Register to open or close administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures pursuant to the law of 28 October 2022 on the procedure for administrative dissolution without liquidation (the “Administrative Dissolution Law”), (the “Non-Registration Certificate”);

(iv)	An electronic excerpt dated 30 April 2026 from the Luxembourg Trade and Companies’ Register relating to the Company (the “Excerpt”); and

(v)	The Registration Statement in the form in which it was transmitted to the Commission under the Securities Act.

The document referred to under item (v) above is hereinafter referred to as the “Opinion Document”, and the documents referred to under items (i) to (v) above are hereinafter collectively referred to as the “Documents”).

1.	In arriving at the opinions expressed below, we have examined and relied exclusively on the Documents.

This Opinion is confined to matters of Luxembourg Law (as defined below). Accordingly, we express no opinion with regard to any system of law other than Luxembourg law as it stands as at the date hereof and as such law is currently interpreted as of the date hereof in published case law of the courts of Luxembourg (“Luxembourg Law”) or to the extent this Opinion concerns documents executed prior to this date, the date of their execution and the period to date. In particular: (a) we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except rules implemented into Luxembourg Law) or, except as specifically set out herein, on any taxation laws of any jurisdiction (including Luxembourg), (ii) on that the future or continued performance of the Company’s obligations under the terms and conditions of the Debt Securities will not contravene Luxembourg Law, its application or interpretation in each case solely to the extent that such laws, their application or interpretation, are altered after the date hereof, and (iii) with regard to the effect of any systems of law (other than Luxembourg Law) even in cases where, under Luxembourg Law, any foreign law should be applied, and we therefore assume that any applicable law (other than Luxembourg Law) would not affect or qualify the opinions as set out below; (b) we express no opinion as to matters of fact other than those being the subject of a specific opinion herein and we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents (other than this Opinion), or for verifying that no material facts or provisions have been omitted therefrom, save in so far as any such matter is the subject matter of a specific opinion herein; and (c) Luxembourg legal concepts are expressed in English terms and not in their original French terms. We express no opinion with respect to the validity and/or enforceability and/or performance of the obligations under the Opinion Document, which we have not reviewed in this respect.

2.	The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This Opinion may, therefore, only be relied upon on the express condition that any issues of the interpretation or liability arising thereunder will be governed by Luxembourg law and be brought before a court in Luxembourg.

3.	For the purpose of this Opinion we have assumed:

3.1.	the genuineness of all signatures (whether handwritten or electronic), seals and stamps on any of the Documents, the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies and that the individuals having signed the Documents had legal capacity when they signed;

3.2.	that the Opinion Document has been signed and entered into the form examined by us and substantially in the form approved by the board of directors of the Company as reflected in the Resolutions;

3.3.	that, in respect of the Opinion Document and each of the transactions contemplated by, referred to in, provided for or effected by the Documents (a) each of the parties to the Opinion Document entered into the Opinion Document in good faith and for the purpose of carrying out its business, on arm's length commercial terms, without any intention to defraud or deprive of any legal benefit any other persons (such as third parties and, in particular, creditors) or to circumvent any applicable mandatory laws, rules or regulations of any jurisdiction; (b) the entry into the Opinion Document and the performance of any rights and obligations under the Opinion Document are in the best corporate interests (intérêt social) of the Company; and (c) the legality, validity and binding effect of them and their enforceability against each of the parties to the Opinion Document are not affected by any matter or fact such as fraud, coercion, duress, undue influence or mistake;

3.4.	that the Debt Securities will be issued in registered form only;

3.5.	that the issue of the Debt Securities in accordance with their terms and conditions will not infringe the terms of, or constitute a default under, any agreement, indenture, contract, mortgage, deed or other instrument to which the Company is a party or by which any of their property, undertaking, assets or revenue are bound (for the sake of clarification, this does not refer to the Articles of Association);

3.6.	that, upon issuance, the Debt Securities will have been fully subscribed and that the subscription price will have been paid to the Company;

3.7.	that the Company has complied with all tax requirements under Luxembourg law;

3.8.	that the factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Document;

3.9.	the absence of any other arrangements between any of the parties to the Opinion Document which modify or supersede any of the terms of the Opinion Document;

3.10.	the existence, capacity, power and authority of each of the parties to the Opinion Document (other than the Company) to enter into the Opinion Document and perform their obligations thereunder;

3.11.	that the Documents are true, complete, up-to-date and have not been rescinded, supplemented or amended in any way since the date thereof; that no other corporate documents exist which would have a bearing on this Opinion; and that all statements contained therein are true and correct;

3.12.	that (a) each resolution of the board of directors of each the Company was properly adopted as reflected in the Resolutions; (b) the meeting of the board of directors of the Company was properly convened for the purpose of adopting the resolutions of the board of directors and (c) each director has properly performed his or her duties;

3.13.	that the individuals purported to have signed the Documents have in fact signed such Documents and that these individuals had legal capacity when they signed;

3.14.	that the Company (a) does not, and is not deemed to, exercise any activity subject to the law of 2 September 2011 governing the access to the professions of skilled craftsman, trader, manufacturer, as well as to certain liberal professions, the law of 5 April 1993 on the financial sector, the law of 10 June 1999 on the organisation of the profession of certified accountant, the law of 23 July 2016 on reserved alternative investment funds, the law of 15 June 2004 on the investment company in risk capital (SICAR), the law of 13 February 2007 on specialised investment funds and the law of 17 December 2010 on undertakings for collective investment and (b) does not qualify as an alternative investment fund as defined in the law of 12 July 2013 on alternative investment fund managers (the “AIFM Law”), and does not, and is not deemed to, exercise any activity subject to the supervision of the Commission de surveillance du Secteur Financier under the AIFM Law;

3.15.	that the Company does not meet the criteria for the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally;

3.16.	that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg; that, for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at the place of its registered office (siège statutaire) in Luxembourg;

3.17.	that during the search made on 30 April 2026 on the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg (the “RESA”) the information published regarding the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search;

3.18.	that the Company has complied with all legal requirements of the law of 31 May 1999 regarding the domiciliation of companies (the “Domiciliation Law”) or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the Luxembourg Commission de Surveillance du Secteur Financier in connection with the Domiciliation Law;

3.19.	that the Debt Securities will not be offered to the public in Luxembourg or admitted to trading on a regulated market in circumstances that will trigger the obligation to publish a prospectus in accordance with the Regulation (EU) 2017/1129 on prospectuses for securities, as amended and/or the law of 16 July 2019 relating to prospectuses for securities, as amended (without prejudice to applicable securities laws in any jurisdiction other than Luxembourg where the Debt Securities have been or will be marketed, offered or sold;

3.20.	that the obligations assumed by all parties under the Opinion Document and in relation to the issuance of Debt Securities constitute legal, valid, binding and enforceable obligations with their terms under their governing laws (other than the laws of Luxembourg);

3.21.	that no judicial decision has been or will be rendered which might restrain the Company from issuing the Debt Securities;

3.22.	that any consents, approvals, authorisations or orders required from any governmental or other regulatory authorities outside Luxembourg for the issuance of the Debt Securities have been obtained or fulfilled and are and will remain in full force and effect;

3.23.	that any requirements outside Luxembourg for the legality, validity, binding effect and enforceability of the Opinion Document have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which the Opinion Document is subject have been satisfied; and

3.24.	that the Opinion Document is legal, valid, binding and enforceable in accordance with its terms and under the laws applicable to it.

4.	This Opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and will be subject to Luxembourg jurisdiction only.

On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

4.1.	The Company is a société anonyme incorporated before a Luxembourg notary for an unlimited duration and existing under Luxembourg Law.

4.2.	The Company has the necessary corporate power under the Articles of Association and the Resolutions to enter into the Opinion Document, to issue the Debt Securities and has taken all required steps under Luxembourg Law to authorise the entering into the Opinion Document.

4.3.	All corporate actions have been taken by the Company to authorize and approve the entering into the Opinion Document.

4.4.	The Opinion Document has been duly executed on behalf of the Company in accordance with Luxembourg Law, the Articles of Association and the Resolutions.

5.	The opinions expressed above are subject to the following qualifications:

5.1.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, accord amiable, accord collectif, bankruptcy, collective agreement, conciliation, conciliation, dissolution administrative sans liquidation, fraudulent conveyance, general settlement with creditors, faillite, insolvency, liquidation, moratorium, out-of-court mutual agreement, receivership, reorganisation, réorganisation, restructuring, stay, sursis, sursis de paiement, suspension of payment, transfer by court order, transfert par décision de justice, voluntary arrangement with creditors, winding-up or similar measures, orders or proceedings affecting the rights of creditors generally;

5.2.	each power of attorney and mandate, as well as any other agency provisions (including, but not limited to, powers of attorney and mandates expressed to be irrevocable) granted, and all appointments of agents made, by the Company, explicitly or by implication (a) would in principle terminate by law and without notice upon the bankruptcy (faillite) of, or analogous proceedings with respect to, the Company and become ineffective upon the Company entering suspension of payment (sursis de paiement); and (b) may be capable of being revoked by the Company despite it being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the Company, although such a revocation may give rise to liability for damages of the revoking Company for breach of contract;

5.3.	a Non-Registration Certificate does not determine conclusively whether or not the judicial or administrative decisions referred to in it have occurred. In particular, it is not possible to determine whether any petition has been filed with a court or any similar action has been taken against or on behalf of each of the Companies with respect to the commencement of bankruptcy proceedings (faillite), suspension of payment (sursis de paiement), judicial reorganisation proceedings (procédures de réorganisation judiciaire), judicial decisions regarding the appointment of a provisional administrator (administrateur provisoire), judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation, judicial decisions reclassifying administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures, or decisions by the manager of the Luxembourg Trade and Companies Register to open or close administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures pursuant to the Administrative Dissolution Law. Each Non-Registration Certificate only mentions such proceedings if a judicial decision was rendered and if such judicial decision was recorded with the Luxembourg Trade and Companies Register before the date referred to in the relevant Non-Registration Certificate;

5.4.	judicial decisions made in any jurisdiction in which the Insolvency Regulation is not applicable are not subject to mandatory registration with the Luxembourg Trade and Companies Register;

5.5.	deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg Law, must be published on the RESA (and which mainly concern acts relating to the incorporation, the functioning, the appointment of directors/managers and liquidation/insolvency of the Company as well as amendments, if any, to the articles of association of the Company) will only be enforceable against third parties after they have been published on the RESA except where the relevant company proves that such third parties had previously knowledge thereof. Such third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, these deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof;

5.6.	there may be a lapse between the filing of a document and its actual publication on the RESA;

5.7.	contractual limitations of liability are unenforceable in case of gross negligence (faute lourde) or wilful misconduct (faute dolosive);

5.8.	the non-compliance by the Company with criminal laws, the provisions of the Commercial Code or the laws governing commercial companies including the requirement to file its annual accounts with the Luxembourg Trade and Companies Register may trigger the application of Article 1200-1 of the Companies Law according to which the District Court (Tribunal d'Arrondissement) dealing with commercial matters may, at the request of the Public Prosecutor (Procureur d'Etat), decide on the dissolution and order the liquidation of the non-complying Company;

5.9.	the terms "enforceable", "enforceability", "valid", "binding" and "effective" (or any combination thereof) as used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which Luxembourg Law generally recognises and enforces; it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of Luxembourg (provided that they retain jurisdiction) will in any event be subject to:

(a)	the nature of the remedies available in the Luxembourg courts (and nothing in this Opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(b)	prescription or limitation periods (within which suits, actions or proceedings may be brought); and

(c)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, unforeseen circumstances, undue influence, duress, error, or counter-claim;

5.10.	a contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled;

5.11.	the rights and obligations of the parties to the Opinion Document may be affected by criminal investigations or prosecution;

5.12.	there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination clauses whereby a party agrees to subordinate its claims against the claims of another party. If a Luxembourg court had to analyse the enforceability of such clauses, it is in our view likely that it would consider the position taken by Belgian and Luxembourg legal scholars according to which foreign law governed subordination clauses are enforceable against the parties to the relevant agreement but not against third parties;

5.13.	there are no general Luxembourg law provisions or relevant published case law on non-petition clauses. Luxembourg courts are likely to turn to Belgian case law and legal literature which do not recognise the enforceability of a non-petition clauses;

5.14.	foreign trusts will only be recognised by the courts of Luxembourg subject to and in accordance with the Hague Convention of 1 July 1985 on the law applicable to trusts and in their recognition, as ratified by and in accordance with the law of 27 July 2003;

5.15.	a Luxembourg company may not hold assets received on trust for third parties since the constitution of trusts is not possible under Luxembourg Law;

5.16.	in the case of court proceedings in a Luxembourg court or the presentation of the Opinion Documents – either directly or by way of reference – to an autorité constituée, such court or autorité constituée may require a translation to French, German or Luxembourgish of the Opinion Documents;

5.17.	proceedings in the courts of Luxembourg must be brought in the name of the principal not in the name of an agent of that principal (nul ne plaide par procureur); and

5.18.	in case the legal effect and admissibility of an electronic signature (other than a qualified electronic signature) is challenged as evidence in legal proceedings, additional means of evidence might need to be brought to evidence that the conditions set by Article 1322-1 of the Civil Code are met.

6.	This Opinion speaks as of the date hereof. No obligation is assumed to update this Opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which may affect this Opinion in any respect.

7.	We hereby consent to the filing of this Opinion as an exhibit to the Form S-3. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or to the rules and regulations of the Securities and Exchange Commission thereunder.

8.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Francois Warken
François Warken

Partner